Exhibit 10.4

Execution Copy

EQUITY COMMITMENT LETTER

Montagu V L.P,

Montagu V (US) L.P.,

Montagu V (Non-US) L.P.,

and Montagu V (D) L.P.

c/o

2 More London Riverside,

London

SE1 2AP

January 13, 2020

TO:	Ardi BidCo Ltd.

c/o Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110-1800

Attention: Shayla Kasuto Harlev

Ladies and Gentlemen:

In connection with that certain Equity Purchase Agreement, dated as of the date hereof, by and among Ardi BidCo Ltd., a Delaware corporation (the “Buyer”), and RTI Surgical Holdings, Inc., a Delaware corporation (the “Parent”) (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Agreement”), subject to the terms and conditions herein, the undersigned private equity investment funds, (the “Investors”) are pleased to offer this commitment to purchase, directly or indirectly, through one or more parent companies of Buyer or otherwise, securities of Buyer subject to the terms and conditions herein, for an aggregate purchase price in cash not to exceed $480,000,000 (as such amount may be reduced in accordance with Section 1 hereof), that is sufficient, after taking into account the proceeds of other cash sources (including the cash of Parent) available to Buyer, to permit Buyer (x) to consummate the transactions contemplated by the Agreement (collectively, the “Transaction”) on the terms and subject to the conditions set forth therein, (y) to satisfy Buyer’s obligation to pay the aggregate amount payable pursuant to and in accordance with Section 4.2 of the Agreement and any other amounts payable by Buyer pursuant to the terms of the Transaction Agreements and (z) to pay related fees and expenses pursuant to and in accordance with the Agreement (such amount, the “Aggregate Commitment”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.

1. Commitment. Subject to the terms and conditions hereof, each Investor hereby irrevocably commits and agrees severally (and not jointly or jointly and severally) to acquire, directly or indirectly, equity and/or debt securities of the Buyer for an aggregate purchase price in cash not to exceed an amount equal the percentage of the Aggregate Commitment set forth opposite such Investor’s name on Schedule A hereto, multiplied by the

Aggregate Commitment (such amount with respect to each Investor is such Investor’s “Maximum Investor Commitment”). For the avoidance of doubt, the issuer and type of securities shall be determined by each Investor in its sole discretion. Notwithstanding anything to the contrary in this letter, (a) to the extent the Buyer is relieved, in whole or in part, for any reason of its payment obligations in connection with the Closing under the Agreement, the corresponding obligation of the Investors to fund their respective Maximum Investor Commitment hereunder shall be similarly relieved or reduced on a pro rata basis (and without duplication), and (b) each Investor is entitled to any and all rights, remedies, set-offs and defenses that the Buyer could assert pursuant to the terms of the Agreement or pursuant to any applicable Laws in connection therewith. The proceeds from the Investors’ investment up to the Aggregate Commitment shall be used for funding the aggregate amount payable pursuant to and in accordance with Section 4.2 of the Agreement, any other amounts payable by Buyer pursuant to the terms of the Agreement and the payment of related fees and expenses, and for no other purpose. No Investor shall be obligated to fund the commitment evidenced hereby except in accordance with Section 2 hereof. No Investor will be under any obligation to contribute, or cause there to be contributed, pursuant to this letter, or otherwise have any obligation or liability under this letter for, an amount in excess of such Investor’s Maximum Investor Commitment. Each Investor may allocate all or a portion of its Maximum Investor Commitment to other investors, and its Maximum Investor Commitment hereunder will be reduced dollar for dollar by any amounts actually contributed to the Buyer, or to any Affiliate of the Buyer organized to consummate the Transaction, in each case to the extent such amounts are used (or, without duplication, available for use) in order to satisfy the obligations of such Investor hereunder. Solely in the event that, prior to the Closing, Parent agrees, as evidenced by a writing executed by an officer of Parent, to accept Buyer’s use of a “committed funds” financing arrangement pursuant to and in accordance with Section 6.4 of the Agreement, then the Aggregate Commitment shall be reduced by the amount of such “committed funds” financing arrangement (and the corresponding obligation of the Investors to fund their respective Maximum Investor Commitment hereunder shall be similarly relieved or reduced on a pro rata basis (and without duplication)).

2. Conditions Precedent. Each Investor’s obligations to fund its Maximum Investor Commitment shall be conditioned upon:

a. the execution and delivery of the Agreement by Parent;

b. the satisfaction or waiver of all conditions precedent to the Closing set forth in Articles IX and X of the Agreement (except those conditions that by their nature cannot be satisfied except by actions to be taken at the Closing, provided that such conditions are actually satisfied or validly waived at the Closing, or such conditions that have not been satisfied as a result of a breach of the Agreement by Buyer); and

c. the consummation of the Closing or the occurrence of the time at which the Closing would be required to occur in accordance with Article IV of the Agreement.

3. No Recourse.

a. Notwithstanding anything that may be expressed or implied in this letter to the contrary, by its acceptance hereof, Buyer acknowledges and agrees that all claims, obligations, liabilities, causes of action, actions, or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this letter, or the negotiation, execution, performance, or breach of this letter (each, a “Claim”), including, without limitation, any representation or warranty made in, in connection with, or an as inducement to, this letter may be made or asserted only against (and are expressly limited to) the Investors, as expressly identified in the preamble to and signature page of this letter. No Person who is not Buyer or an Investor (including, without limitation, (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, management company, stockholder, equityholder, Affiliate (other than Buyer), agent, assignee, attorney, or representative of, and any past, present or future financial advisor or lender to (collectively “Affiliated Persons”) an Investor, and (ii) any Affiliated Persons of such Affiliated Persons (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, the “Non-Parties”)) shall have any liability or obligation in respect of any Claims.

b. Without limiting the generality of the foregoing, to the maximum extent explicitly permitted or otherwise conceivable under applicable Laws, (i) Buyer hereby waives, releases and disclaims any and all Claims against all Non-Parties, including, without limitation, any Claims to avoid or disregard the entity form of an Investor or otherwise impose any liability arising out of, relating to or in connection with a Claim on any Non-Parties, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) Buyer disclaims any reliance upon any Non-Parties with respect to the performance of this letter or any representation or warranty made in, in connection with, or as an inducement to this letter.

4. Term. The Aggregate Commitment (and each Investor’s Maximum Investor Commitment) set forth herein shall become effective on the date and time at which the Agreement has been duly executed and delivered by all parties thereto, including, without limitation, by Buyer, whereupon this commitment letter will constitute the commitment of each Investor to provide the aforementioned financing to Buyer on the terms and conditions set forth herein.

5. Termination. All obligations of each Investor arising out of or in connection with this letter shall terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing (including the payment of all amounts payable by Buyer under Section 4.2 of the Agreement); (b) the valid termination of the Agreement in accordance with its terms; and (c) the assertion by Parent or its controlled Affiliates, of any Claim against any Investor or any Non-Party (other than any Claim by Parent as a third-party beneficiary of this letter pursuant to, and upon the terms and conditions set forth in, the proviso of the first sentence of Section 9 of this letter ).

6. Indemnification.

a. Buyer agrees to indemnify and to hold harmless each Investor and the Non-Parties (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever that may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter (including those resulting from any Indemnified Person’s negligence); provided, however, that the foregoing will not apply to the extent found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. Buyer further agrees to pay to or reimburse any Indemnified Person upon demand any legal or other expenses incurred by such Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation). The provisions of this Section 6 are independent of all other obligations of Buyer hereunder and shall survive termination or expiration of this letter pursuant to Section 5 above.

b. BUYER HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF ANY INVESTOR OR ANY OTHER INDEMNIFIED PERSON.

7. Assignment. Each Investor’s Maximum Investor Commitment evidenced by this letter shall be assignable by each Investor; provided, however, that neither such assignment by such Investor nor any other assignment by such Investor shall relieve such Investor of its obligations under this letter (including such Investor’s obligation to fund its Maximum Investor Commitment to Buyer) except by any amounts actually contributed to Buyer by payment in cash by such assignees on or before the Closing, as contemplated in Section 1 above, that are available to fund the consummation of the Transaction at the Closing, and each Investor shall remain liable in full for any unsatisfied portion of its obligations under this letter.

8. Entire Agreement; Amendments. This letter contains the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This letter shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto and Parent. Any term or provision of this letter may be waived, or the time for its performance may be extended, in writing by Parent and the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this letter if, as to any party, it is authorized in writing by an authorized representative of such party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this letter shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this letter or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this letter shall be held to constitute a waiver of any other or subsequent breach.

9. Third Party Beneficiary. Except for the Non-Parties (pursuant to Section 3 hereof), the Indemnified Persons (pursuant to Section 6 hereof) and Parent (pursuant to this Section 9), no Person other than Buyer shall be entitled to rely upon or enforce this letter, and this letter shall be binding upon and inure solely to the benefit of each party hereto and nothing herein or in any other agreement (including, without limitation, the Agreement), express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this letter; provided, however, that, subject to the terms and conditions set forth in this letter and in Section 13.12 of the Agreement, Parent is hereby made an express third party beneficiary of this letter and may enforce this letter solely for the purpose of (and for no other purpose, including, without limitation, any claim for damages) seeking specific performance of Buyer’s right to cause an Investor to fund its portion of the Aggregate Commitment (solely to the extent that Buyer is permitted to enforce the Aggregate Commitment (and each Investor’s Maximum Investor Commitment) pursuant to the terms and conditions of this letter and Parent is permitted to obtain specific performance against Buyer pursuant to Section 13.12 of the Agreement). In furtherance of the foregoing, no creditor of Buyer or any of its Affiliates, or any Person claiming by, through or on behalf of any of them, shall have any right to enforce this letter or to cause Buyer or any other Person to seek to enforce this letter. For the avoidance of doubt, in no event shall Parent (except solely pursuant to the first sentence of this Section 9), any of its stockholders or equityholders or any of its or their Affiliates, or any Person claiming by, through or on behalf of any of them, be entitled to enforce this letter, and Parent (except solely pursuant to the first sentence of this Section 9) and the stockholders and equityholders of any of the foregoing and its or their Affiliates, and any Person claiming by, through or on behalf of any of them, are expressly disclaimed as third-party beneficiaries hereof. Each Investor (i) waives (x) any defenses in any action for specific performance, including, without limitation, the defense that a remedy at law would be adequate and (y) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief and (ii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or equity for any reason. Without limiting, and subject in all respects to, Buyer’s rights against Parent under the Agreement, Buyer agrees that it will not take any actions that would, or would reasonably be expected to, interfere with or delay Parent’s exercise of its rights as a third party beneficiary of this letter agreement pursuant to this Section 9.

10. Governing Law, Submission to Jurisdiction. This letter and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance of this letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter or as an inducement to enter into this letter), shall be governed by and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to any laws of the State of Delaware that would require or permit the application of the laws of any other jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) over any dispute based on, arising out of or relating to this letter or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereby consents to process being served by any party to this letter in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.

11. Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any Proceeding in connection with or relating to this letter. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of a dispute, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties hereto have been induced to enter into this letter and the other transaction agreements by, among other things, the mutual waivers and certifications in this Section 11.

12. Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable; provided, however, that this letter may not be enforced without giving effect to the provisions in Sections 1, 2, 4, 6 and 7 hereof. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter or any part hereof is invalid, illegal or unenforceable.

13. Execution in Counterparts. This letter may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Parent and Buyer.

14. Confidentiality. This letter shall be treated as strictly confidential and is being provided to Buyer solely in connection with the Agreement and the Transaction. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Investor. Notwithstanding the foregoing, this letter may be provided to Parent and each of its representatives and advisors who have been directed to treat this letter as confidential, and on the condition that any such recipient agrees to treat, and shall direct its Affiliates, representatives and advisors to so treat, this letter as confidential.

15. Representations and Warranties. Each Investor hereby represents and warrants that (a) it has the requisite corporate or limited partnership, as applicable, power and authority to execute, deliver and perform this letter, (b) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary limited partnership action by it, (c) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter, (d) its Maximum Investor Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Maximum Investor Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and that all funds necessary for Investor to fulfill its obligations under this letter agreement in full shall be available to Investor for so long as this letter agreement shall remain in effect pursuant to its terms and (f) the execution, delivery and performance by the undersigned of this letter do not (i) violate the organizational documents of the undersigned or (ii) violate any applicable Law or judgment binding on the undersigned.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW.]

If the foregoing is acceptable to you, please sign and return a copy of this letter.

Very truly yours,

Montagu V LP
acting by its manager Montagu Private Equity LLP, acting by

By:	/s/ Graham Hislop
Name: Graham Hislop
Title: Finance Director

Montagu V (Non-US) LP
acting by its manager Montagu Private Equity LLP, acting by

By:	/s/ Graham Hislop
Name: Graham Hislop
Title: Finance Director

Montagu V (US) LP
acting by its manager Montagu Private Equity LLP, acting by

By:	/s/ Graham Hislop
Name: Graham Hislop
Title: Finance Director

Montagu V (D) LP
acting by its manager Montagu Private Equity LLP, acting by

By:	/s/ Graham Hislop
Name: Graham Hislop
Title: Finance Director

Accepted and Acknowledged:

ARDI BIDCO LTD.

By:	/s/ Shayla Kasuto Harlev
Shayla Kasuto Harlev,
solely in her capacity as attorney in fact

Schedule A

Investor	Pro Rata Percentage	Maximum Investor Commitment
Montagu V L.P	59.945%	$287,736,000
Montagu V (Non-US) L.P.	24.273%	$116,510,400
Montagu V (US) L.P.	12.145%	$58,296,000
Montagu V (D) L.P.	3.637%	$17,457,600
	100%	$480,000,000